    As filed with the Securities and Exchange Commission on March 26, 1999
                                              Registration No. 333-71477
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------
                                AMENDMENT NO. 1
                                        TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
                    --------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

          Nevada                                  85-0325742
-----------------------------               ---------------------
(State or Other Jurisdiction of               (I.R.S. Employer
Incorporation or Organization)              Identification Number)

                           120 Corporate Park Drive
                            Henderson Nevada 89014
                                (702) 566-2440
       ----------------------------------------------------------------
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)

                   Mr. Randy Ingram, Chief Financial Officer
                               AgriBioTech, Inc.
                           120 Corporate Park Drive
                            Henderson Nevada 89014

                                 (702)566-2440
        ---------------------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                  Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                               605 Third Avenue
                           New York, New York 10158
                 Tel:  (212) 687-3860    Fax:  (212) 949-7052

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
                                          Proposed              Proposed
                                           Maximum              Maximum
                                       Offering Price          Aggregate          Amount of
                                        Per Share(1)       Offering Price(1)   Registration Fee
                                       ---------------     -----------------   -----------------
Common Stock,
$.001 par value     3,796,890(2)(3)         $8.57(4)          $32,539,347           $9,045.94

-----------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Represents 1,703,000 shares issuable upon conversion of 5% convertible debentures due December 30, 2001, at $13.68 per share, 390,890 shares issuable upon payment of interest in shares of Common Stock and 1,703,000 shares issuable upon exercise of common stock purchase warrants at $15.00 per share, all of which have been registered for resale.

(3) This Registration Statement also covers such indeterminable additional shares as may become issuable pursuant to Rule 416 as a result of anti-dilution adjustments.

(4) Calculated solely for purposes of determining the registration fee pursuant to Rule 457 (c) based upon the closing sale price of the Common Stock of the Registrant on January 28, 1999 on the Nasdaq National Market of $8
     9/16 per share.


                          --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                 _____________

                     SUBJECT TO COMPLETION, MARCH 26, 1999

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS


                               AGRIBIOTECH, INC.


                      -----------------------------------

The Offering:

Shares of common stock offered
  by selling stockholders............       3,796,890

Offering price.......................       On March 25, 1999, the closing sale
                                            price of ABT common stock on the
                                            Nasdaq National Market was $ 5 7/8
                                            per share. The selling stockholders
                                            may offer the shares for sale either
                                            at the market price at the time of
                                            the sale, at a price related to the
                                            market price or at a negotiated
                                            price.

Nasdaq National Market Symbol........       ABTX

                    ---------------------------------------

     The shares offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   ----------------------------------------

                               ___________, 1999

     This prospectus incorporates important business and financial information about AgriBioTech that is not included in or delivered with this prospectus.
You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address:
AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014: telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.


                               TABLE OF CONTENTS


PROSPECTUS SUMMARY..............................................  -3-

RISK FACTORS....................................................  -5-

WHERE YOU CAN FIND MORE INFORMATION............................. -12-

USE OF PROCEEDS................................................. -12-

DIVIDEND POLICY................................................. -13-

PRICE RANGE OF COMMON STOCK..................................... -13-

RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES.................... -13-

SELLING STOCKHOLDERS............................................ -15-

DESCRIPTION OF CAPITAL STOCK.................................... -16-

DESCRIPTION OF CONVERTIBLE DEBENTURES........................... -17-

PLAN OF DISTRIBUTION............................................ -18-

COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES............................. -19-

LEGAL MATTERS................................................... -19-

EXPERTS......................................................... -20-

                              PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about ABT, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements. Unless otherwise stated, all references to fiscal years are to a June 30 year end.

THE COMPANY

     ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage crops, in which the entire plant is harvested for livestock comsumption, and cool-season turfgrass seeds, seed used in home-lawns, golf courses, parks, cemetaries and roadway medians. Since January 1, 1995, we have completed 34 acquisitions and, including net sales from the businesses we have acquired, we have grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $409 million for fiscal 1998. We own all elements of our forage and turfgrass seed operations including traditional genetic breeding, by breeding varieties with desirable traits together to form a new variety, and research and development programs, seed processing plants that clean, condition and package seed grown under contract for us, and national and international sales and distribution networks. This means that we are a vertically intergrated business. ABT's headquarters are located at 120 Corporate Park Drive, Henderson, NV 89014; telephone (702) 566-2440.

THE OFFERING

     We are registering 3,796,890 shares of our common stock for issuance to and resale by investors that purchased our 5% convertible debentures and common stock purchase warrants from us in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The convertible debentures give those investors the right to convert their convertible debentures into 1,703,000 shares of our common stock at $13.68 per share, subject to adjustment, at any time between the date the debentures were sold and December 30, 2001. The warrants give those investors the right to purchase 1,703,000 shares of our common stock at $15.00 per share at any time for three years from the date they were issued. We have also registered 390,890 shares of common stock issuable upon payment of interest on the convertible debentures by ABT.





 Use of Proceeds

     ABT will not receive any proceeds from the sale of the shares by the selling stockholders. We will receive up to $25,545,000 from the exercise of the warrants, which we will use to repay indebtedness and/or for working capital purposes. The conversion of the convertible debentures would increase ABT's stockholders' equity but not result in any increase in cash to ABT.

                                 RISK FACTORS


     Before you invest in our common stock, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be all inclusive.

     Potential Material Adverse Effects If We Are Unable to Manage Recent Rapid
     --------------------------------------------------------------------------
     Growth from Net Sales of $26 Million in Fiscal 1996 to Pro Forma Net Sales
     --------------------------------------------------------------------------
     of $409 Million for Fiscal 1998.
     -------------------------------


     We have acquired all or part of 34 businesses in the forage and turfgrass seed sector since January 1, 1995 and intend to further expand our business. As a result of these acquisitions, we have experienced significant revenue growth and expanded the number of our employees and the geographic scope of our operations. We recently reorganized our senior management. The founders of ABT are no longer members of senior management. We have a new Chief Executive Officer and an Office of the President with four Co-Presidents. These changes were put into effect in February 1999. Therefore, we cannot assure you that our new management will be able to successfully manage our growth. This rapid growth has placed and may continue to place significant demands on our management, technical, financial and other resources. To manage growth effectively, we will need to improve operational, financial and management information systems, procedures and controls. We may not be able to manage future growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1998 Form 10-K and the December 31, 1998 Form 10-Q (collectively, the "MD&A"), and "Description of Business - Acquisition Program" in the 1998 Form 10-K.

     Possible Failure to Effectively and Profitably Integrate Our Acquisitions
     -------------------------------------------------------------------------
     May Result in Continued Losses.
     ------------------------------

     Our future success depends upon our ability to combine or integrate the operations of the businesses we have acquired into a vertically integrated company which represents all aspects of the forage and turfgrass seed production, research and distribution process. If we cannot successfully integrate all of the businesses we have acquired, our business, financial condition and/or operating results may be materially adversely affected and we would not expect to operate profitably. To successfully integrate the acquired businesses, we must realize cost efficiencies without losing sales and margins. As part of the process of integrating the businesses acquired, we initially announced that we expected to record a one-time expense of between $5 million and $15 million during fiscal 1999. We subsequently announced that we expected the charge to be at the upper end of the range or possibly higher. This will consist mainly of severance and employment related costs and the closing of certain facilities. In addition, we have recorded a significant amount of goodwill relating to our acquisitions. Although we believe that goodwill is recoverable from future operations in our current operating structure, as part of our restructuring, it is possible that some portion of goodwill will become impaired and written-down as a non-cash expenditure. Despite these significant changes, we need to maintain product lines, brands and facilities in order to keep our customers satisfied. In addition, ABT's integration efforts are being carried out by a new management team who were hired because of their operating backgrounds, but have not worked together for very long. See "MD&A" and "Description of Business - Acquisition Program" in the 1998 Form 10-K.


     No Assurance of ABT's Ability to Continue to Grow.
     -------------------------------------------------

     We have experienced significant growth in net sales, from approximately $26 million in fiscal 1996 to $66 million in fiscal 1997, $205 million in fiscal 1998 and pro forma net sales of approximately $409 million for fiscal 1998, reflecting the sale of the fertilizer division of Willamette Seed Company, but not including pending acquisitions. While we have achieved this growth through acquisitions, we do not intend to make many acquisitions in the future and may sell individual or groups of assets as part of our integration plans. Our future growth depends upon our ability to integrate our operations, and to increase sales from existing operations. We may not be successful in expanding existing operations because we operate in a highly competitive industry, which is highly cyclical due to weather and consumer demand and is subject to numerous other risks described herein.

     Potential Undiscovered Liabilities Associated with ABT's 34 Acquisitions.
     ------------------------------------------------------------------------


     The businesses that we have acquired may have existing liabilities that we may have been unable to discover during our pre-acquisition investigation. If liabilities are discovered, we could have liabilities that result from the conduct of prior owners of the businesses and our operations may be materially adversely affected. These liabilities may arise from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements. Any indemnities or warranties that we receive from prior owners may not fully cover these liabilities due to their limited scope, amount or duration, the limited finances of the sellers, or for other reasons.


     Possible Inability of ABT to Develop New Genetically Superior
     -------------------------------------------------------------
     Products.
     --------

     We are developing new, genetically superior forage and turfgrass varieties that we believe will play a key role in our success. If we are not able to develop and successfully market genetically superior strains either through our own efforts or with industry partners, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Research and Development" in the 1998 Form 10-K.


     Possible Inability to Obtain Market Acceptance for Genetically Superior
     -----------------------------------------------------------------------
     Varieties May Adversely Affect Profitability
     --------------------------------------------

     Even if we are successful in developing genetically superior forage and turfgrass varieties, there can be no assurance that there will be a market for these products. Even if a market for these products develops, there can be no assurance that we will recover the costs associated with developing and marketing them. If we cannot effectively market new products we develop, at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected.

     Dependence on Rights for Forage and Turfgrass Varieties
     -------------------------------------------------------

     We own the rights to a number of forage and turfgrass varieties that are protected under the Plant Variety Protection Act and are seeking to acquire and/or develop other protected varieties. These rights may be challenged, invalidated or circumvented. In addition, others could claim that products that we develop violate their rights. We may incur substantial costs in asserting our rights against others, and/or defending any infringement suits brought against us by others. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.


     Possible Inability to Obtain Third Parties' Biotechnology May Adversely
     ----------------------------------------------------------------------
     Affect Profit Margins
     ---------------------

     Breakthroughs in biotechnology have led to the introduction of new, improved and specialized seeds in the corn, soybean and cotton seed sectors. We believe that similar biotechnology breakthroughs will also lead to the introduction of enhanced seeds in the forage and turfgrass seed sector. However, if we are unable to obtain such biotechnology we may not be able to improve our margins and profitability as was accomplished in these other seed sectors. Our objective is to become the licensee or partner of choice in our seed sector for owners of new genetic traits in plants for crops that were developed through biotechnology, or genetic engineering. These genetic traits, which increase the value of the crop grown from the seed, are known as value-added genetic traits. If we cannot license value-added genetic traits, or if we cannot develop and market commercially salable products from these licenses at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.

     Possible Inability to be Competitive Against Large Agricultural Seed
     ---------------------------------------------------------------------
     Companies.
     ---------

     The seed industry and the field of agricultural technology are both highly competitive. The major agricultural seed companies in the United States focus their sales around hybrid seed corn, including Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation, cotton seed, including Delta and Pine Land Company and other grain crops. In the past, these companies have treated forage and turfgrass seeds as secondary crops. This is the opposite of our business strategy, which is to treat forage and turfgrass seed as our primary product. Therefore, our major competitors in the forage and turfgrass seed sector currently are large regional companies and numerous small family seed businesses.

     Our largest United States competitors in the alfalfa seed industry are Cenex/Land O'Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which we estimate has annual alfalfa seed sales of between $20 and $60 million. Our largest competitors for forages other than alfalfa are FFR Research and its farm cooperative members. We also compete with small family owned businesses that are strong competitors in small geographic areas. In the cool-season turfgrass seed industry we compete with a number of companies that have annual sales of between $20 and $80 million. Most of these companies are regional companies with only Pennington Seed, which is owned by Central Garden and Pet Company, and O.M. Scott having national brand name acceptance.

     Although many of our competitors are small family owned businesses and regional companies, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector and compete against us. We may not be able to compete successfully against these companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the 1998 Form 10-K.

     Lack of Historical Profitability; Accumulated Deficit.
     ------------------------------------------------------

     Over the life of the Company, we have not shown consistent profitability. We have reported only four profitable quarters since becoming a publicly owned company in September 1993 and fiscal 1998 was our first profitable year. We had an accumulated deficit of $21,986,451 through December 31, 1998 which includes a net loss of $10,281,837 for the quarter ended December 31, 1998.

     Possible Inability to Service Substantial Indebtedness; Effects of
     ------------------------------------------------------------------
     Financial Leverage.
     ------------------

     We have indebtedness that is substantial in relation to our stockholders' equity, and interest and debt service requirements that are significant compared to our cash flow from operations. Our cash flow from operations, to date, has not been sufficient to meet our debt service obligations without additional equity and debt financings. We have a revolving credit facility with financial institutions under which we may incur up to $100 million of indebtedness subject to a borrowing base computation and compliance with financial covenants. As of March 17, 1999, we had borrowed approximately $95 million under the revolving credit facility and approximately $5 million was available to be borrowed. In addition, we have outstanding $23.3 million of 5% subordinated convertible debentures and approximately $17 million of other long-term obligations. It is possible we may not have sufficient funds in the future to meet our obligations under the revolving credit facility and other indebtedness.

     The degree to which we are leveraged could have important consequences to you. For example:

     .    our level of indebtedness could make it more difficult to satisfy our debt repayment obligations;

     .    our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions;

     .    a substantial portion of our cash flow from operations must be dedicated to debt service and is, therefore, not available for operations and other purposes;

     .    our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired;

     .    our leverage position and covenants in the revolving credit facility could limit our ability to expand, compete and make capital improvements; and

     .    our borrowings under the revolving credit facility are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates.

     Our ability to pay interest on the revolving credit facility and to satisfy our other obligations depends upon our future financial and operating performance. Our financial and operating performance may be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors that are beyond our control. This is particularly true as we continue to expand operations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, scaling back expansion efforts, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. We may not be able to implement any of these strategies on terms acceptable to us. See "MD&A."

     Risk of Foreclosure Due to Possible Violations of Restrictions Imposed on
     -------------------------------------------------------------------------
     ABT by Terms of Indebtedness.
     ----------------------------

     Our revolving credit facility with our leaders and the convertible debentures which we issued in December 1998 contain restrictions that limit us in many ways. A breach of any of these covenants could constitute an event of default under these agreements. These restrictions may significantly limit or prohibit us from incurring indebtedness, making prepayments of indebtedness, paying dividends, making investments or acquisitions, engaging in transactions with affiliates, creating liens, selling assets and engaging in mergers and corporate consolidations. The revolving credit facility also requires us to maintain specified financial ratios and to satisfy various financial condition tests. If there were an event of default under either of these agreements, the lenders could declare the total amount outstanding, together with accrued interest, immediately due and payable. If we were unable to repay those amounts, the bank could proceed to foreclose their security interest in the collateral securing the indebtedness and the debentureholders could convert their debentures into shares of common stock based on the then current market price which is currently substantially less than the conversion price of $13.68 per share. See "MD&A."

     Current Need for Additional Capital.
     -----------------------------------

     Our capital requirements have been and are expected to remain significant. We will need the proceeds from the exercise of warrants and other capital to fund operations until we achieve and sustain profitability. If we are unable to obtain additional capital, we will be unable to continue to grow. Our capital requirements depend on many factors. These factors include the timing and cost of future acquisitions, the time and cost involved in integrating our acquired companies, and our success at expanding existing operations. We believe that we have funds available under the revolving credit facility to substantially fund operations through June 30, 1999 for acquisitions completed through March 11, 1999. However, we may need to seek an increase in or an alternative to the revolving credit facility to finance increased operating or integration needs, or cutback operations resulting from, among other things, unexpected changes in seasonality or weather patterns, or if our integration plans are more costly than anticipated. See "MD&A."

     Dependence on Key Personnel.
     ---------------------------

     Our success depends in large part on the efforts, abilities and expertise of our executive officers. The founders of ABT are no longer members of senior management and the new management structure elected in February 1999, consisting of a Chief Executive Officer and Office of the President is completely responsible for implementing the Company's integration efforts and restructuring. The loss of any of the Company's key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Along with our integration efforts, we are hiring qualified marketing, financial, management information system, and other technical personnel, upon whom our prospects depend. Competition for qualified personnel is intense and there can be no assurance that we will be successful in attracting or retaining such personnel. See "Management" in the 1998 Form
10-K.

     Operating Results May Fluctuate Due To Cyclical Nature of Agricultural
     ----------------------------------------------------------------------
     Products.
     --------

     Most agricultural products, including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply and demand. This could result in large fluctuations in our results of operations between quarters. Demand for seed by farmers is determined by the general farm economy. In addition, a variety of nature's adversities affect the production of seed. For example, drought, wind, hail, disease, insects, early frost and numerous other forces could adversely affect the growing of seed in any growing season. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Seasonal Fluctuations of Quarterly Results.
     ------------------------------------------

     Our sales are subject to wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. Results of operations from quarter to quarter do not necessarily reflect the results that may be expected for any other interim period, or for the entire year.
Also, because the purchasing and growing patterns are different for forage and turfgrass seeds, our sales are affected by the breakdown of our product mix. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Costs of Government Regulation.
     -------------------------------

     Our operations are directly and indirectly subject to various Federal and state environmental controls and regulations. If existing environmental regulations are changed, or additional laws or regulations are passed, the cost of complying with those laws may be substantial. We believe that we are in substantial compliance with existing environmental regulations. However, these regulations may be changed with retroactive effect and new laws or regulations may be passed at any time.

     The United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency, and various state agencies regulate the development of seed of genetically altered plants. The regulatory agencies that administer existing or future regulations or legislation may not allow us to produce and market genetically engineered seed. Even if we are legally permitted to produce and market genetically engineered seed, existing or future regulations and legislation may prevent us from doing so in a timely manner or under technically or commercially feasible conditions. See "Description of Business-Government Regulation" in the 1998 Form 10-K.

     Adverse Effect of Potential Future Sales of Common Stock.
     --------------------------------------------------------

     As of March 9, 1999, we had 42,077,347 shares of common stock issued and outstanding. Of these shares, approximately 6,640,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. It is possible that the sale of these restricted shares, or even the potential for these sales, may have a depressive effect on the price of our common stock in the public trading market. Any depressive effect could impair our ability to raise additional equity capital. All but approximately 1,000,000 of these restricted shares, which are currently available for resale under Rule 144, have been registered for resale under the Securities Act. We also have approximately
9.0 million shares of common stock available for issuance without restriction upon exercise of outstanding options and 3.2 million shares of common stock available for issuance without restriction upon exercise of outstanding warrants. We cannot predict what effect sales of these shares may have on the existing market price of our common stock.

     The selling stockholders must satisfy the prospectus delivery and other requirements of the Securities Act prior to making any sales of the shares, unless the sales are made in accordance with the provisions of Rule 144. Under Rule 144, if we are in compliance with various public information requirements, holders of restricted securities that have held those securities for at least one year may sell limited amounts of those securities. Rule 144 also permits non-affiliates to sell restricted securities free of any volume limitations if those securities have been held for at least two years.

     Public Market Risks; Volatility of ABT Securities Prices.
     --------------------------------------------------------

     The market price for our securities has been and may continue to be very volatile. Factors such as our financial results, financing efforts, changes in earnings estimates by analysts, litigation, conditions in our business and various factors affecting the agriculture industry generally may have a significant impact on the market price of our securities. If, in some future quarter, our operating results are below the expectations of analysts, which has occurred in the past, the price of our securities may be materially adversely affected. These factors and general economic and market trends may adversely affect the price of our securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility. During this period the market prices for many companies, particularly small and emerging growth companies like ours, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of those companies. Our operating results are also tracked by professional analysts. See "Market for Common Equity and Related Stockholder Matters" in the 1998 Form 10-K.

     Management Information Systems and the Year 2000 Risks.
     ------------------------------------------------------

     Because of the large number of businesses we have acquired, we have several different data processing systems in use. These systems are substantially the same systems that were in use by the acquired companies prior to their acquisition by ABT. Many of these systems, as well as many local area networks, desktop hardware, and desktop software are not Year 2000 compliant. Although some of the non-compliant systems can be updated to be compliant, a number of them can not be updated because of software and hardware limitations.

     To address this issue and integrate all our information systems into one company-wide system, we have contracted for software, hardware and consulting services to implement an enterprise resource planning system. This system and related network and hardware systems are Year 2000 compliant. All non-compliant desktop and network systems will be converted either through normal attrition or through the enterprise system implementation. We expect the cost of this implementation to be approximately $6 million, including internal costs for personnel, training, supplies, travel and equipment. We have not obtained an independent verification of our risk and cost estimates. We believe that we have allocated adequate resources to ensure that all our information systems are Year 2000 compliant. We expect to complete the enterprise system implementation prior to January 1, 2000.

     The ability of third parties with whom we do business to adequately address their Year 2000 issues is outside of our control. We are taking steps to confirm that the systems of our suppliers and customers are Year 2000 compliant and to determine whether any noncompliance would have a material adverse effect on us. The Company has identified and sent surveys to approximately 80% of its significant customer and supplier base. It is expected that the remaining 20% will be sent surveys by March 31, 1999. Of the surveyed companies, 20% have replied confirming their Year 2000 compliance. The Company is currently in the process of calling all significant customers and suppliers that have not responded to determine their level of compliance. The responses received have not indicated any instances of noncompliance with Year 2000 that would cause significant problems to ABT.

     If we cannot complete the enterprise system implementation before January 1, 2000, or if a significant portion of our suppliers or customers fail to adequately address their Year 2000 issues, our business, financial condition, cash flows and operations may be materially adversely affected. See "MD&A."


     Forward Looking Statements.
     --------------------------

     You should also be aware that this prospectus contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, and general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. The forward-looking statements in this prospectus reflect the good faith judgment of our management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You should carefully consider the risk factors described above together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

                   WHERE YOU CAN FIND MORE INFORMATION

              ABT is subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Securities Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may also purchase copies of our SEC filings, by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's Worldwide Web site at http://www.sec.gov. You may find additional information about ABT at our Web site at http://www.agribiotech.com.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with them. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about ABT and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference.


        . Our 1998 Form 10-K for the fiscal year ended June 30, 1998, amended on January 29, 1999

        .  Our Quarterly Reports as follows:
           - Form 10-QSB for March 31, 1996, amended on July 12, 1996
           - Form 10-Q for September 30, 1998
           - Form 10-Q for December 31, 1998

        .  Our Current Reports on Form 8-K that we filed since July 1, 1998:


            - Dated October 30, 1996 and filed on November 12, 1996, and amended on January 13, 1997, February 17, 1998 and August 11, 1998
            - Dated June 23, 1998 and filed on July 8, 1998, and amended on August 28, 1998
            - Dated August 28, 1998 and filed on September 11, 1998, and amended on November 12, 1998 and January 29, 1999
            - Amendment filed August 27, 1998 to report dated August 22, 1997 and filed on September 8, 1997
            - Dated January 6, 1998 and filed on January 16, 1998, and amended on March 10, 1998, March 30, 1998 and August 11, 1998
            - Dated January 9, 1998 and filed on January 20, 1998, and amended on March 10, 1998, March 30, 1998 and August 11, 1998
            - Amendment filed September 4, 1998 to report dated January 26, 1998 and filed on March 10, 1998
            - Amendment filed on August 28, 1998 to report dated October 22, 1997 and filed on November 6, 1997
            -  Dated June 30, 1998 and filed on October 26, 1998
            -  Dated December 30, 1998 and filed on January 11, 1999
            -  Dated January 22, 1999 and filed on January 27, 1999
            -  Dated January 22, 1999 and filed on February 5, 1999

        . The description of our Common Stock, $.001 par value, in our registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information

        . Our Proxy Statement dated January 11, 1999 as amended on February 8,
          1999, for our Annual Meeting held on February 22, 1999 and

        . All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

     You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address:
AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

     ABT has not authorized any person to give any information or to make any representations in connection with sales of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with sales by selling stockholders other than the information or representations in this prospectus. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there has been no change in the affairs of ABT since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any circumstances in which such an offer or solicitation is unlawful.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the selling stockholder shares by the selling stockholders. Any proceeds received by us from the exercise of the warrants by the selling stockholders in an amount of up to $25,545,000 will be used to repay indebtedness and/or for working capital purposes. The conversion of the convertible debentures would increase ABT's stockholders' equity, but not result in any increases in cash to ABT.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any dividends on the common stock for the foreseeable future. Our revolving credit facility prohibits the payment of cash dividends without the lenders' approval.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

     The following table sets forth the high and low closing prices for the Common Stock for each quarter in Fiscal 1997 and Fiscal 1998, on the Nasdaq SmallCap Market until February 13, 1997 and on the Nasdaq National Market thereafter.

                                                    HIGH       LOW
                                                  --------   --------
     FISCAL 1997
        July 1, 1996-September 30, 1996........   $ 4 1/16   $ 2 5/32
        October 1, 1996-December 31, 1996......   $ 2 3/16   $ 2 1/32
        January 1, 1997-March 31, 1997.........   $ 3 3/8    $ 2 1/16
        April 1, 1997-June 30, 1997............   $ 6 15/16  $ 2 15/32
     FISCAL 1998
        July 1, 1997-September 30, 1997........   $10  1/2   $ 6 1/32
        October 1, 1997-December 31, 1997......   $17 1/16   $ 9
        January 1, 1998-March 31, 1998.........   $19 3/32   $13 7/16
        April 1, 1998-June 30, 1998............   $29        $13 3/4
     FISCAL 1999
        July 1, 1998-September 30, 1998........   $25 3/4    $ 8 1/8
        October 1, 1998-December 31, 1998......   $17 13/16  $ 8 15/16
        January 1, 1998-March 19, 1999.........   $16 11/16  $ 3 3/4

     As of March 18, 1999, the Company had 509 record holders of its Common Stock and reasonably believes based on information from shareholder mailing services, that there are in excess of 20,000 beneficial holders of its Common Stock.

                 RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES

SUSPENSION OF STRATEGIC ALTERNATIVE PROCESS

     On October 8, 1998, ABT announced that it "had retained Merrill Lynch & Co. as its investment banker, primarily to explore alternatives to maximize share-holder value. In light of the dramatic and recent acceleration in consolidation of the seed industry, the ABT Board of Directors has determined that this is the appropriate time to evaluate strategic alternatives."

     On January 22, 1999, ABT announced that due to market conditions, ABT had decided to remain independent in order to maximize shareholder value and suspended its previously announced efforts to find a strategic equity partner. Dr. Thomas, then Chief Executive Officer, stated that "the purpose of the strategic alternative process was to evaluate with outside professional guidance all alternative courses of actions to maximize shareholder value. This process has led Company management and the Board of Directors to the conclusion that the best course is to focus its complete attention on continuing to build franchise value as measured by market share, germplasm leadership, world class seed personnel and biotechnology."

MANAGEMENT

     ABT determined that since it had achieved a leadership position in the forage and turfgrass seed sector, it was appropriate to change the makeup of its Board of Directors to reflect the need to shift to a focus on integration and operations. John C. Francis and Scott J. Loomis, members of the founder management team, resigned as vice presidents of the Company and from the Board of Directors effective February 1, 1999.

     The Board of Directors elected Randy Ingram, Vice President and Chief Financial Officer of the Company, and Thomas B. Rice, Vice President, Director of Research of the Company, as directors and both were re-elected directors at the February 22, 1999 annual meeting. The biographical data on each person is contained in the section "Executive Officers" on page six of the proxy statement which has been incorporated herein by reference. ABT has launched a search to add additional outside members to the Board of Directors, which will create a new, nine-person Board with a majority consisting of outside Directors.

     Following the February 22, 1999 Annual Shareholders Meeting and a Board of Directors meeting that same day ABT announced a reorganization of ABT's senior management. As of February 26, 1999, Richard P. Budd assumed the position of Chairman of the Board and Chief Executive Officer and Kent Schulze continued as Co-President and Chief Operating Officer. In addition, the Office of President has been created which includes four Co-Presidents: Randy Ingram, Co-President, Chief Financial Officer and Director of Business Development, Dr. Thomas B. Rice, Co-President and Director of Research, Kathy Gillepsie, Co-President, Mergers, Divestitures and Acquisitions, and a fourth Co-President, subsequently filled by Drew Kinder, Co-President, Director of the Retail Team experience. On March 24, 1999, ABT announced that Kent Schulze resigned his position. The four Co-Presidents previously announced continue in their positions.

     Dr. Johnny R. Thomas, member of the founding management team and former Chairman and CEO, resigned as a member of the Board and as an executive officer of ABT, effective February 26, 1999. Dr. Thomas conceived ABT's acquisition strategy which led to ABT achieving a leadership position in the forage and turfgrass seed industry. ABT's needs have shifted to a focus on integration and operations. Dr. Thomas stated that ABT's operational needs during the integration and consolidation phase of ABT's development can best be served through the leadership team described above.

     On March 16, 1999, ABT announced that James W. Johnston had been elected to and joined the Company's Board of Directors as an outside director. As previously announced, ABT is continuing its search for three, new and additional outside directors to add to its Board. Mr. Johnston, age 52, is President and Chief Executive Officer of Stonemaker Enterprises, Inc., a consulting and investment company. He previously served as Vice Chairman of RJR Nabisco, Inc., a holding company, from 1995 to 1996. From 1989 to 1996, he also served as Chairman of R.J. Reynolds Tobacco Co., and was Chief Executive Officer of that company until 1995. Mr. Johnston was named a Director of RJR Nabisco Holdings Corp. in 1992 and Chairman of R.J. Reynolds Tobacco International Inc. in 1993. He retired from R.J. Reynolds in July 1996. Mr. Johnston began his business career with Ford Motor Co. In addition to Ford, he has held senior management positions at various subsidiaries of Northwest Industries, Inc. and Citibank N.A. Mr. Johnston serves on various boards, including the Sealy Corporation and various non-profit organizations.

Biotechnology


     On November 30, 1998, ABT announced that it is opening a molecular biology and transformation laboratory at and in association with the University of Rhode Island. Transformation refers to the tools to introduce functional foreign genes into plant species. The decision to begin research at the university campus was made to take advantage of synergies that are expected to benefit both parties, including the university's new Environmental Biotechnology Initiative that is designed to build capacity for environmental and agricultural biotechnology in the university and the state through enhanced research investment, academic programs and links to the business community. Work at the ABT laboratory will focus on forage and turfgrass seed species.

     ABT also announced the hiring of Dr. Albert Kausch, a leading molecular biologist and plant transformation expert. Dr. Kausch, formerly at a leading competitive biotechnology program, and most recently at the University of Connecticut, earned his advanced degrees in molecular, cellular and developmental biology at the Iowa State University, Ames, IA. He is the author of important published work in the areas of molecular biology and plant transformation. He is also the author or co-author of twelve patents in these areas.

     On December 1, 1998, ABT announced it had acquired a license to use whiskers transformation technology from Garst Seed Company, a member of the Advanta Group. With this license, ABT has acquired access to a technology which will give it "freedom to operate" for transformation of all turfgrass and forage species, ABT's strategic crops. Whiskers is a unique transformation system developed in-house by Garst and for which Garst holds patent rights. The agreement is initially a research license for this technology with the right, at ABT's option, to enter into a commercial license.

     On January 22, 1999, ABT announced that it had appointed Dr. Candace G. Poutre to direct and manage ABT's biotechnology laboratory. Dr. Poutre joins ABT as Director of Molecular and Cell Biology, reporting to Dr. Tom Rice, Co-President and Director of Research. Dr. Poutre will be responsible for building and managing ABT's biotechnology program located on the campus of the University of Rhode Island, as described above. She joins ABT from Mycogen Corporation (now a wholly-owned subsidiary of The Dow Chemical Company) where, for the past four years, she had been Director of Molecular Biology and Biochemistry, and held other important science research and management positions during the past eleven years with various units of what evolved into Mycogen Corporation. Dr. Poutre is a recognized industry leader in seed and plant biotechnology research and has had two important patents issued in the field, as well as numerous publications. She earned her Ph.D. in molecular genetics from the Department of Genetics and Development at Cornell University, Ithaca, NY in l986.

Telephone Conference Calls

     In the following paragraphs, ABT is disclosing information discussed in telephone conference calls with analysts which were made available to the public, including forward-looking information, that is not otherwise set forth in this prospectus. These statements are not deemed by ABT to be material. Forward-looking and other statements in this section, as well as elsewhere in this prospectus, reflect the good faith judgment of ABT's management as to future events, and were solely based on facts and factors known by ABT at the time the statements were made. Because these statements and other forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements, you should not place undue reliance on these statements but should consider them in light of the other information discussed in this prospectus, including, but not limited to,"Risk Factors".

     On February 16, 1999, ABT held a conference call for the purpose of announcing second quarter results. During the conference call Kent Schulze commented on the restructuring of ABT's business units. He expressed his belief that the number of people employed by ABT will decrease from approximately 1,300 to between 800 and 1,000. Further, he expected the number of ABT locations to drop from its original total of 88 to between 50 and 60. Finally, he expects the number of brands ABT markets to be between 10 and 15, whereas there are now 34 company names and scores of brands.

     On February 24, 1999, the day following its announcement of a reorganization of its senior management, ABT held a conference call during which a question was presented concerning the restructuring charge associated with integration of our acquired companies. Kent Schulze responded by expressing the importance of comprehending the accounting rules of the restructuring in order to understand the time frame in which the restructuring will occur. Randy Ingram followed by reiterating a point he made at ABT's annual meeting on February 22, 1999. He stated that the accounting rules that establish the timing of recognition of the restructuring costs state there needs to be a formal plan with associated cost estimates. He continued by stating that there is not currently a restructuring plan in place, but ABT is very close to finalizing a plan. Ingram stated that the plan will be in place by June 30, 1999, the end of ABT's fiscal year. This will result in almost a complete year of cost savings for fiscal year 2000.



WEB SITE DISCLOSURES

     ABT had previously disclosed information in its Web Site, including forward-looking information, that is not otherwise set forth in its reports filed with the SEC. Such forward-looking and other statements reflect the good faith judgment of ABT's management as to future events, and were solely based on facts and factors known by ABT at the time such statements were made. Because forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements, you should not place undue reliance on statements which were not updated prior to their being deleted from ABT's Web Site but should consider them in light of the other information discussed in this prospectus. The risks and uncertainties that could cause or contribute to a different results or outcome include without limitation, ABT's historical lack of profitability, need to manage its growth, intense competition in the seed industry, seasonality of quarterly results, weather conditions, volatility of common stock prices, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference.

     ABT has made certain forward-looking and other statements (the "Prior Statements") in prior versions of its Web Site which were included in registration statements filed previously with the Commission. ABT's Chairman of the Board and Chief Executive Officer, Johnny R. Thomas, from time to time informs the public as to current events concerning ABT by posting on ABT's Web Site what we call a "Chairman's Update". The Prior Statements include: (a) Chairman's Update dated March 4, 1998; (b) Chairman's Update dated April 1, 1998; (c) Chairman's Update dated June 22, 1998; (d) Chairman's Update dated September 1, 1998; (e) Chairman's Update dated October 9, 1998, (f) Letter to Shareholders dated November 10, 1998, and (g) 1997 Annual Report to Shareholders.

     ABT has deleted each of the Prior Statements in its entirety from its Web Site. As a result, the Prior Statements are deemed not incorporated by reference into this document and shall be deemed to be superseded for purposes of this registration statement, in accordance with the terms of Rule 412 promulgated under the Securities Act. ABT may make other Statements that are "forward-looking statements" as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.

                              SELLING STOCKHOLDERS

     The following table sets forth information as of March 25, 1999, except as noted below, based on information obtained from the selling stockholders named below with respect to the beneficial ownership of 3,796,890 selling stockholder shares being registered hereunder; the number of shares of our common stock known to us to be held by each; the number of shares of our common stock to be sold by each; and the percentage of outstanding shares of common stock beneficially owned by each after this offering assuming all of the shares offered hereby are sold.

     Because the selling stockholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of the security that will be held by the selling stockholders upon termination of any sale. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of these securities in transactions exempt from the registration requirements of the Securities Act. The selling stockholders may sell all, part, or none of the securities listed above.


                                                                       Percentage of
                              Amount and                               Outstanding
                              Nature of            Number of           Shares Owned
                             Beneficial             Shares               After
         Name                Ownership(1)        Offered Hereby         Offering(2)
         ----                ------------        --------------        -----------
Brown Simpson Strategic
 Growth Fund, L.P.              219,000(3)          189,844                 *

Brown Simpson Strategic
 Growth Fund, Ltd.              660,560(4)          417,658                 *

Brown Simpson - ORD
 Investments LLC                476,840(5)          531,565                -0-

LBI Investments LLC,            953,680(6)        1,063,129                -0-

Bay Harbor Investments,
 Inc.                           953,680(7)        1,063,129                -0-

HFTP Investments LLC            476,840(8)          531,565                -0-
                                                  ---------
       Total                                      3,796,890

_____________________
*    Less than 1%

(1) Unless otherwise noted, we believe that all persons named in the table have sole investment power with respect to all shares of common stock beneficially owned by them. Under the Federal securities laws, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date hereof upon the conversion of convertible securities or the exercise of warrants or options. We have assumed for each person that any exercisable and convertible securities that are held by that person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised or converted and that after the offering, all underlying shares set forth under "Number of Shares Offered Hereby" have been sold. The "Number of Shares Offered Hereby" includes additional shares of common stock issuable upon payment of interest on the convertible debentures, assuming those debentures remain outstanding in full until the maturity date and all interest payments are made in common stock by ABT. The number of additional interest shares which are issuable are as follows:
     Brown Simpson Strategic Growth Fund, L.P. (19,544 shares); Brown Simpson Strategic Growth Fund, Ltd. (42,998 shares); Brown Simpson - ORD Investments LLC (54,725 shares); LBI Investments LLC (109,449 shares); Bay Harbor Investments, Inc. (109,449 shares); and HFTP Investments LLC (54,725 shares). None of the selling stockholders has had any position, office or other material relationship with ABT other than as a shareholder during the past three years. In addition, the terms of the debentures and warrants prevent ABT or the holder thereof from converting any or all of the aggregate principal amount of the debentures (or issuing or receiving shares of common stock as payment of interest thereon) or exercising warrants if, as a result of the conversion, payment of interest in shares of common stock or exercise, the aggregate number of shares of common stock owned by the holder thereof would exceed 4.99% of the shares of common stock following such conversion or payment of interest in shares of common stock or excercise.

(2) Based on 43,077,347 shares of Common Stock issued and outstanding as of March 9, 1999.

(3) Includes 85,150 shares issuable upon conversion of $1,164,850 of ABT's convertible debentures due December 30, 2001 at a conversion price of $13.68 per share (subject to adjustment), plus 85,150 shares issuable upon exercise of three-year warrants. Also includes 8,700 and 40,000 shares issuable upon exercise of warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively. This entity is an investment fund managed by Brown Simpson Capital LLC its general partner. Does not include shares issuable to Brown Simpson Strategic Growth Fund, Ltd. discussed in Note (4) below, nor 238,420 shares of common stock issuable upon conversion of $3,261,580 of convertible debentures, plus 238,420 shares issuable upon exercise of three-year warrants issued to Brown-Simpson - ORD Investments LCC.

(4) Includes 187,330 shares issuable upon conversion of $2,562,670 of convertible debentures, plus 187,330 shares issuable upon exercise of three-year warrants. Also includes 25,900 and 260,000 shares issuable upon exercise of warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively. This entity is an investment fund managed by Brown Simpson Asset Managements LLC. Does not include shares issuable to Brown Simpson Strategic Growth Fund, L.P. discussed in note (3) above, nor 238,420 shares of common stock issuable upon conversion of $3,261,580 of convertible debentures, plus 238,420 shares issuable upon exercise of three-year warrants issued to Brown-Simpson - ORD Investments LCC.

(5) Includes 238,420 shares issuable upon conversion of $3,261,580 principal amount of convertible debentures, and 238,420 shares issuable upon exercise of common stock purchase warrants issued in a private placement on December 30, 1998 and January 5, 1999.

(6) Includes 476,840 shares issuable upon conversion of $6,523,160 principal amount of convertible debentures, and 476,840 shares issuable upon exercise of common stock purchase warrants issued in a private placement on December 30, 1998 and January 5, 1999. LBI Investments is an independent, wholly-owned subsidiary of Lehman Brothers, Holdings Inc. Does not include 162,200 shares of common stock and 172,500 and 300,000 shares issuable upon exercise of common stock purchase warrants issued in private placements on May 4, 1998 and December 4, 1998, respectively, issued to LBI Group, Inc. an affiliate of LBI Investments LLC.

(7) Includes 476,840 shares issuable upon conversion of $6,523,160 principal amount of convertible debentures, and 476,840 shares issuable upon exercise of common stock purchase warrants issued in a private placement on December 30, 1998 and January 5, 1999. Bay Harbor Investments is a British Virgin Islands corporation.

(8) Includes 238,420 shares issuable upon conversion of $3,261,580 principal amount of convertible debentures at a conversion price of $13.68 per share, subject to adjustment, and 238,420 shares issuable upon conversion of common stock purchase warrants issued in a private placement on January 5, 1999.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED

         ABT's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

         We are authorized to issue 100,000,000 shares of our common stock, $.001 par value per share, of which 42,077,347 shares were issued and outstanding as of March 9, 1999. All of the outstanding shares of our common stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. Holders of shares of our common stock are entitled to receive dividends as they are declared on common stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets available upon liquidation subject to rights of creditors and any shares of preferred stock. The holders of shares of our common stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the our common stock outstanding are able to elect all directors.

PREFERRED STOCK

         ABT is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. As of the date hereof, we had no shares of preferred stock issued and outstanding.

         The preferred stock may be divided by the Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of preferred stock and to fix the number of shares of any series without any further vote or action by stockholders. At present, we have no plans, proposals, commitments or arrangements to issue any shares of preferred stock. Our Certificate of Incorporation authorizes the issuance of preferred stock with the designations, rights, and preferences that may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Although the preferred stock may be used for any lawful purpose, we have agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the company without the approval of our stockholders.
WARRANTS

     On December 30, 1998 and January 5, 1999, respectively, we issued 1,703,000 warrants to purchase shares of our common stock. These warrants were issued along with our 5% convertible debentures (discussed below) to qualified institutional buyers and accredited investors in private placements. These warrants were purchased for $1.00 and are exercisable at $15.00 per share for three years commencing on their issue dates. The warrants are subject to mandatory exercise on five prior business days notice if the closing sale price of our common stock exceeds $25 per share for 20 trading days out of any 30 consecutive trading days ending within l5 days of our mailing notice of the conversion provided there is a current prospectus covering the underlying common stock. The shares of ABT common stock issuable upon exercise of the warrants have been registered for resale under this registration statement. The holders of the warrants and ABT have agreed not to exercise warrants if the holder would then own in excess of 4.9% of ABT outstanding common stock following such exercise.

         On December 4, 1998, we issued 600,000 warrants to purchase our common stock to qualified interested buyers and accredited investors in private placements of units. Each unit was sold for $13.50 and consisted of one share of common stock and one warrant. The warrants are exercisable at a price of $15.00 per share for three years commencing on their date of issuance. The warrants are subject to mandatory conversion on five prior business days notice if the closing sale price of our common stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading days ending within 15 days of our mailing notice of the conversion. The shares of common stock issuable upon exercise of the warrants have been registered on a separate registration statement.

         On August 28, 1998, we issued 886,410 warrants to purchase our common stock to qualified institutional buyers and accredited investors in private placements. The warrants were sold for $2.00 per Warrant and are exercisable at $12.00 per share for three years commencing on their date of issuance. The warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of the Company's common stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading day period ending within 15 days of our mailing notice of the conversion and the holder fails to exercise the warrant. As of the date of this prospectus, 556,410 of these warrants have been tendered back to us with the exercise price in exchange for shares of common stock registered as part of our Universal Shelf Registration Statement (No. 333-61127.) The remaining 330,000 shares of common stock issuable upon exercise of the warrants have been registered on a separate registration statement.

         On May 4, 1998 and May 13, 1998, respectively, we issued 241,600 warrants and 344,900 redeemable warrants to purchase shares of our common stock. These warrants were issued to qualified institutional buyers and accredited investors in private placements of units. Each unit was sold for $29.00 and consisted of two shares of common stock and one warrant. These warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The redeemable warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of our common stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the warrants and the holder fails to exercise the warrant. The shares of common stock issuable upon exercise of these warrants have been registered with the Commission on a separate registration statement.

         We have the right to reduce the exercise price and/or extend the exercise period at its discretion, and/or make other inducements to warrant holders to encourage early exercise of warrants.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                     DESCRIPTION OF CONVERTIBLE DEBENTURES

     On December 30, 1998 and January 5, 1999, we issued an aggregate of $23,297,000 principal amount of 5% convertible debentures due December 30, 2001 to certain qualified institutional buyers and accredited investors in private placements.

Interest
--------

     The convertible debentures bear interest at the rate of 5% per annum which shall accrue daily from the date of the last interest payment and be payable semi-annually on January 1 and July 1 of each year commencing on July 1, 1999. Interest on the convertible debentures may, at our option, be paid in shares of our common stock valued at the closing bid price per share for ten trading days prior to the date the interest payment is due, minus the high and low closing bid price during such ten day period, divided by eight. We may not, however, issue common stock in payment of interest or principal (at the holder's option): unless, among other things, the shares are registered with the SEC or exempt from registration; if an event of default (as defined below) has occurred; an issuance would result in the recipient owning more than 4.99% of ABT's outstanding shares; or if in violation of Nasdaq's rules and regulations.

Conversion
----------

     The convertible debentures give investors the right to convert their convertible debentures into shares of our common stock at $13.68 per share at any time between the date the convertible debentures were sold and December 30, 2001. The shares of ABT common stock issuable upon conversion of the convertible debentures have been registered for resale under this registration statement. If we issue or sell common stock or securities convertible into common stock at less than the conversion price, the conversion price shall be reduced for a five trading day period, to such lower rate and thereafter revert back to the last conversion price. If we default in any payment to the debentureholder (including redemptions), the conversion price shall be adjusted to the lower of the conversion price in effect on the payment date and 80% of the then current fair market value. ABT and the holders have agreed not to convert the debenture if the number of shares of common stock issued pursuant to the conversion would exceed 4.99% of the outstanding shares of common stock.

Events of Default
-----------------

     Events of default are defined under the convertible debentures to include, among others, default in payment of principal or interest; a default of $500,000 or more of any other debt; an unsatisfied judgment or order of $1 million or more; bankruptcy proceedings; a change of control (as defined); and the failure to have this registration statement declared effective on a timely basis.

Optional Redemption
-------------------

     Commencing on June 30, 1999, we have the option to redeem the convertible debentures, provided no event of default has occurred; an effective registration statement is in effect and we have sufficient authorized shares of common stock. We may redeem the convertible debentures, in whole or in part, together with accrued interest at 120% of the principal amount on June 30, 1999 and increasing by l5% every six months thereafter until 180% on June 30, 2001. In the event ABT does not redeem the convertible debentures on each redemption date, the conversion price shall become, at the option of the holders, an amount equal to the closing bid price on the last trading date prior to such redemption date price if that closing bid price is lower than the conversion price then in effect.

Subordination
-------------

     The payment of principal (and premium, if any) and interest on the convertible debentures is subordinate in right of payment to our revolving credit facility. If we default on the senior indebtedness, other than payment of principal or interest on such debt, the holders of the senior indebtedness can block payment of cash (not additional common stock or other securities) to the holder of the convertible debentures for up to l80 days.

                              PLAN OF DISTRIBUTION

     ABT is registering the shares of common stock underlying the convertible debentures and warrants (the "Registrable Securities") on behalf of the holder. As used herein, the term holder means the holder of the Registrable Securities and includes donees and pledgees selling Registrable Securities received from a named holder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Registrable Securities offered hereby will be borne by ABT. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Registrable Securities will be borne by the holders. Sales of Registrable Securities may be effected by holders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Registrable Securities, through short sales of Registrable Securities, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The holders have advised ABT that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of Registrable Securities by the holders.

     The holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Registrable Securities or of securities convertible into or exchangeable for the Registrable Securities in the course of hedging positions they assume with holders. The holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to broker-dealers or other financial institutions of Registrable Securities offered by this prospectus, which Registrable Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The holders may effect these transactions by selling Registrable Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from holders and/or the purchasers of Registrable Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The holders and any broker-dealers that act in connection with the sale of Registrable Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealers any profit on the resale of the Registrable Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. ABT has agreed to indemnify each holder against various liabilities, including liabilities arising under the Securities Act. The holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Registrable Securities against various liabilities, including liabilities arising under the Securities Act.

     The holders will be subject to the prospectus delivery requirements of the Securities Act. ABT has informed the holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Holders also may resell all or a portion of the Registrable Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule
144.

     Upon our being notified by a holder that any material arrangement has been entered into with a broker-dealer for the sale of Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing
(i) the name of each holder and of the participating broker-dealer(s), (ii) the number of Registrable Securities involved, (iii) the initial price at which the Registrable Securities were sold, (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transactions. In addition, upon ABT being notified by a holder that a donee or pledgee intends to sell more than 500 Registrable Securities, a supplement to this Prospectus will be filed.

                    COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

         The validity of the selling stockholder shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of our common stock and individual members of the firm own additional shares of common stock.

                                    EXPERTS

         The consolidated financial statements and schedule of AgriBioTech, Inc. as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Matia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Allied Seed Company, Inc. (a division of Agway, Inc.) as of June 30, 1998 and 1997 and for the years then ended are incorporated by reference in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial Statements of Oseco Inc. as of June 30, 1998 and for the year then ended are incorporated by reference in reliance on the report of KPMG LLP Chartered Accountants incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial Statements of HybriGene, LLC, as of December 31, 1998 and for the year then ended are incorporated by reference in reliance on the report of Huth Thompson LLP incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------   -------------------------------------------

       The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

       SEC Filing Fee                                  $   9,045.94
       Printing and Engraving Expenses ..............      1,000.00

       Legal Fees and Expenses.......................     15,000.00

       Accounting Fees and Expenses..................     10,000.00
       Miscellaneous.................................      9,954.06
                                                       ------------
                   Total:............................   $ 45,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------   -----------------------------------------

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

Section 78.751:
Advancement of Expenses

     1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Indemnification of Officers, Directors, Employees and Agents.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752:
Insurance and Other Financial Arrangement Against Liability of Directors, Officers, Employees and Agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     Article VI of the Registrant's Bylaws provides as follows:

                                INDEMNIFICATION
                                ---------------

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16.  EXHIBITS LIST AND REPORTS ON FORM 8-K
-------   -------------------------------------

EXHIBIT NO.    DESCRIPTION
-----------    -----------

    5.1 Securities opinion of Snow Becker Krauss P.C.

 * 23.1 Consent of KPMG LLP

 * 23.2 Consent of Cannon & Company

 * 23.3 Consent of Amper, Politziner & Mattia, P.A.

 * 23.4 Consent of KPMG LLP, Chartered Accountants

   23.5 Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.

 * 23.6 Consent of Huth Thompson LLP.

 * 24.1 Power of Attorney (on signature page)

____________________
*       Filed with this Amendment No. 1 to the Registration Statement.


ITEM 17.  UNDERTAKINGS
-------   ------------

     The Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4)  For the purpose of determining any liability under the Securities
Act, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on March 25, 1999.



                                                  AGRIBIOTECH, INC.

                                                  By: /s/ Randy Ingram
                                                     ---------------------------
                                                     Randy Ingram, Co-President





                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Randy Ingram as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Richard P. Budd                Chairman  of the Board (Principal                           March 25, 1999
--------------------------         Executive Officer) Chief Executive Officer and Director
Richard P. Budd

/s/ Randy Ingram                   Co-President (Principal                                     March 25, 1999
--------------------------         Financial and Accounting Officer)
Randy Ingram                       Chief Financial Officer and Director

/s/ Thomas R. Rice                 Co-President, Director of Research                          March 25, 1999
--------------------------         and Director
Thomas R. Rice

/s/ James W. Hopkins               Director                                                    March 25, 1999
--------------------------
James W. Hopkins

/s/ James W. Johnston
--------------------------         Director                                                    March 25, 1999
James W. Johnston